JOLLY ROGER FUND LP
                                    4th Floor
                             200 Connecticut Avenue
                                Norwalk, CT 06854

July 5, 2006

VIA FACSIMILE AND EXPRESS MAIL

James River Coal Company
901 E. Byrd Street
Suite 1600
Richmond, Virginia  23219
Attn: Corporate Secretary

        Re: DEMAND FOR RIGHT TO INSPECT BOOKS AND RECORDS
            PURSUANT TO SECTION 13.1-771 OF THE VIRGINIA STOCK
            CORPORATION ACT

Ladies and Gentleman:

Jolly Roger Fund LP, an investment fund (the "Fund"), is the record owner of 100 shares of common stock, $0.01 par value per share ("Common Stock"), of James River Coal Company (the "Company") and the beneficial owner of an additional 821,415 shares of Common Stock. The Fund has held such 100 shares for more than six months immediately preceding the date hereof. Pirate Capital LLC ("Pirate Capital"), whose principal business is providing investment management services, is the general partner of the Fund. Thomas R. Hudson Jr. is the Managing Member of Pirate Capital. Pirate Capital is also the investment adviser to Jolly Roger Offshore Fund LTD, Jolly Roger Activist Portfolio Company LTD and Mint Master Fund LTD, each an investment fund (collectively with the Fund, the "Funds"), which are the beneficial owners, respectively, of 821,894, 300,564 and 91,027 shares of Common Stock. Mr. Hudson is also a director of Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD. Pirate Capital and Mr. Hudson, as the Managing Member of Pirate Capital, may be deemed to be the beneficial owners of the 2,035,000 shares of Common Stock (approximately 12.22% of outstanding shares) that are collectively owned by the Funds. The name and address of the Fund as we believe it to appear in the Company's stock transfer books is Jolly Roger Fund LP, 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854. This is also the business address of Pirate Capital and of the Funds (c/o Pirate Capital).

Pursuant to subsections A and B of Section 13.1-771 of the Virginia Stock Corporation Act (the "VSCA"), as the record and beneficial owner of the shares of Common Stock stated above, the Fund hereby demands that it and its attorneys and agents be given, during regular business hours, the opportunity to inspect and copy the following books, records and documents of the Company:

     (a) A complete record or list of the shareholders of the Company, certified by the Company's transfer agent(s) and/or registrar(s), setting forth the name and address of, and the number, series and class of shares of stock of the Company held by, each shareholder as of the date hereof, and as of any record date established or to be established for the 2006 Annual Meeting of Shareholders of the Company, including any adjournments, postponements, reschedulings or continuations thereof or any special meeting that may be called in lieu thereof (the "Annual Meeting");

     (b) Relating to the list of shareholders and all other information referred to in paragraph (a), a magnetic computer tape or other electronic medium containing such information, the computer processing data necessary for the Fund to make use of such information on magnetic computer tape or other electronic medium and a hard copy printout of such information in order of descending balance for verification purposes;

     (c) All daily transfer sheets showing changes in the names and addresses of the Company's shareholders and the number, series or class of shares of stock of the Company held by the Company's shareholders that are in or come into the possession of the Company or its transfer agent(s), or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees from the date of the shareholder list referred to in paragraph
(a);

     (d) Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto;

     (e) All information in or that comes into the Company's or its transfer agent(s)' or registrar(s)' possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names and addresses of and number, series and class of shares of stock of the Company held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (f) All information in or that comes into the Company's possession or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names of the non-objecting beneficial owners of the stock of the Company pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, on magnetic computer tape or other electronic medium, such computer processing data as is necessary for the Fund to make use of such information on magnetic computer tape or other electronic medium, and a hard copy printout of such information in order of descending balance for verification purposes. If such information is not in the Company's possession, custody or control, such information should be requested from Automatic Data Processing - Investor Communications Services;

     (g) All lists on computer tapes or other electronic media and the relevant processing data and printouts (as described in paragraph (b) above) containing the name and address of and number, series and class of shares of stock of the Company attributable to any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the Fund or its agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant;

     (h) The Company's by-laws and all amendments then in effect; and

     (i) All proposals and nominees for directors that the Company will include in its proxy statement or otherwise plans to present to shareholders at the Annual Meeting.

The Fund demands that all changes, modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

To the extent required by subsection C of Section 13.1-772 of the VSCA, the Fund will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production, reproduction and transmission of the information demanded.

The purpose of this demand is to enable the Fund and its affiliates to communicate with the Company's shareholders on matters relating to their interests as shareholders or beneficial owners and to facilitate and support a proxy solicitation of the Company's shareholders to elect members of the board of directors of the Company and to take the other related actions set forth in the Fund's notice to the Company of even date herewith.

In accordance with subsection A of Section 13.1-772 of the VSCA, the Fund hereby designates and authorizes Clive R.G. (Tom) O'Grady, Esq. of McGuireWoods LLP and any other persons designated by him or by the Fund, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that the information identified above be made available to the designated parties no later than July 14, 2006.

Please advise the Fund's counsel, Clive R.G. (Tom) O'Grady of McGuireWoods LLP, at (703) 712-5017, and Marc Weingarten, Esq. of Schulte Roth & Zabel LLP, at
(212) 756-2280, as promptly as practicable, when and where the items requested above will be made available to the Fund. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the Fund immediately in writing, with copies to Clive R.G. (Tom) O'Grady, Esq., McGuireWoods LLP, 1750 Tysons Boulevard, Suite 1800, McLean, Virginia 22102-4215, facsimile (703) 712-5248, and Marc Weingarten, Esq., Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, facsimile (212) 593-5955, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Fund will assume that the Company agrees that this request complies in all respects with the requirements of the VSCA and all other relevant laws. The Fund reserves the right to withdraw or modify this request at any time.

                                   Very truly yours,


                                   JOLLY ROGER FUND LP
                                   By: Pirate Capital LLC, its General Partner


                                   By:

                                   /s/ Thomas R. Hudson Jr.
                                   ---------------------------
                                   Name:  Thomas R. Hudson Jr.
                                   Title: Managing Member


State of Connecticut )
                     ) ss:
County of Fairfield  )

This instrument was acknowledged before me on July 5, 2006 by Thomas R. Hudson Jr. as Managing Member of Pirate Capital LLC, the General Partner of Jolly Roger Fund LP.


Notary Public /s/ Stefanie Fletcher
             -----------------------------

My commission expires:  June 30, 2010

Cc:   David A. Stockton
      Kilpatrick Stockton LLP